Exhibit 5.1

February 21, 2025

The Trade Desk, Inc.
42 N. Chestnut Street
Ventura, California 93001
Re:     Registration Statement on Form S-8 for shares issuable pursuant to the 2016 Incentive Award Plan, and the amended and restated 2024 Employee Stock Purchase Plan of The Trade Desk, Inc.

Ladies and Gentlemen:

We have acted as special Nevada counsel to The Trade Desk, Inc., a Nevada corporation (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance, offering and/or sale by the Company of up to 24,365,864 shares of the Class A common stock, par value $0.000001 per share (the “Shares”) of the Company, that have become reserved, in the aggregate, for issuance under the Company’s 2016 Incentive Award Plan (the “2016 Plan”) and the amended and restated 2024 Employee Stock Purchase Plan (the “ESPP,” and, together with the 2016 Plan, the “Plans”).
We have examined the Articles of Incorporation and Bylaws of the Company, each as amended to date, the Registration Statement, the Plans, and originals, or copies certified to our satisfaction, of records of the meetings of the directors and stockholders of the Company, and of such other documents relating to the Company as we have deemed material for the purposes of this opinion.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.
The opinions expressed above are limited to Chapters 75, 78 and 92A of the Nevada Revised Statutes, including the statutory provisions thereof as well as reported judicial decisions interpreting these laws. Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.
We assume that all appropriate actions will be taken, prior to the offer and sale of the Shares in accordance with the Plans, and to register and qualify the Shares for sale under all applicable state securities or “Blue Sky” laws.

February 21, 2025 Page 2

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.
Based on the foregoing, and assuming that the consideration, if any, required to be paid in connection with the issuance and sale of shares of Shares under the respective Plan is actually received by the Company as provided in such Plan, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP